EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February 22, 2013 (the “Effective Date”) is between Navigant Consulting, Inc., a Delaware corporation (the “Company”), and Lucinda M. Baier (the “Executive”).

RECITALS

A. The Company desires to obtain the benefits of the Executive’s knowledge, skills, and experience by employing the Executive as its Executive Vice President and Chief Financial Officer upon the terms and subject to the conditions of this Agreement.

B. The Executive desires to be employed by the Company in such position upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the period stated in Paragraph 2 hereof.

2. Employment Term. The term of the Executive’s employment by the Company under this Agreement will begin on February 25, 2013 (the “Employment Commencement Date”), and will continue, subject to earlier termination as provided in Paragraph 7 hereof, until March 31, 2016 (the “Employment Term”); provided, however, that in the event a Change in Control (as defined in Paragraph 8(d)) occurs prior to the end of the Employment Term, the Employment Term shall end on the later to occur of (a) March 31, 2016; or (b) the second anniversary of the date of the Change in Control. To the extent either or both parties desire to continue Executive’s employment beyond the Employment Term, each such party agrees to notify the other of this fact on or prior to September 30, 2015.

3. Position and Responsibilities. During the Employment Term, the Executive agrees to serve the Company, and the Company shall employ the Executive as its Executive Vice President and Chief Financial Officer; provided, however, that Executive’s role as Chief Financial Officer shall begin on the sooner to occur of (a) the date on which the current Chief Financial Officer’s employment terminates; and (b) March 18, 2013. During the Employment Term, the Executive shall possess such broad powers and perform such duties and functions as are normally incident to the positions of Executive Vice President and Chief Financial Officer with an entity of an equivalent size and nature as the Company. Unless the parties agree otherwise, Executive’s base office shall be located in Chicago, Illinois.

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4. Performance of Duties; Commitment of Time. During the Employment Term, the Executive shall discharge the following obligations:

(a) Except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall, subject to Paragraph 4(c) hereof, devote her best efforts and full business time, attention and skills to the business and affairs of the Company and its subsidiaries, affiliates and divisions, as such business and affairs now exist and as they may be hereafter changed or added to.

(b) The Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”) and she shall perform all of her duties in accordance with such reasonable directions, requests, rules and regulations as are specified by the CEO in connection with her employment.

(c) Nothing herein shall preclude the Executive from devoting such reasonable time as required to serve, or to continue to serve, on the boards of directors of, or to hold any other offices or positions in or with respect to, other companies, organizations or entities, provided that (i) the Executive gives prior notice to the Company of such other activities, (ii) such other activities do not violate Paragraph 6 hereof, and (iii) such other activities have no material effect on the time the Executive is required to spend in connection with the services required of her hereunder.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Term, the Executive will receive an annual salary, payable in monthly or more frequent installments, of $450,000 subject to authorized withholding and other required deductions. The annual salary will be reviewed annually by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and, if appropriate, adjusted (but not decreased except as set forth in Clause (1) of Paragraph 7(c) below) by the Committee in its sole discretion. Such annual salary, as so adjusted, is hereinafter referred to as the “Base Salary.”

(b) Initial Equity Grant. Effective on the Employment Commencement Date, the Company shall make a one-time grant to the Executive of restricted stock units representing the right to acquire shares of the Company’s common stock, with an aggregate grant date value of $250,000 calculated based on the average closing price of the Company’s common stock for the 30 calendar day period immediately preceding (but not including) the Employment Commencement Date (the “Initial Employment Incentive Equity Grant”), pursuant and subject to the terms and conditions of this Agreement, the Navigant Consulting, Inc. 2012 Long-Term Incentive Plan, as in effect or amended from time to time (“LTIP”), and the Restricted Stock Unit Award Agreement embodying such grant (“Restricted Stock Unit Award Agreement”) which the Executive must execute and return to the Company as a pre-condition to such grant. The Initial Employment Incentive Equity Grant shall vest in one-third increments on each of the first three annual anniversaries of the Employment Commencement Date, subject to the terms and conditions of this Agreement, the Restricted Stock Unit Award Agreement and the LTIP. During the Employment Term, the Executive shall comply with the terms of the Company’s

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Stock Ownership Guidelines (as in effect or amended from time to time) or other similar Company guideline or policy.

(c) Annual Cash Incentive Bonus. Commencing with the 2013 calendar year, the Executive will be eligible to receive an annual cash incentive bonus based upon the Executive’s and the Company’s achievement of annual performance goals or objectives established by the Committee. The Executive shall have a target bonus equal to 75% of the Base Salary. The Committee shall have the sole discretion to determine whether the annual performance goals and objectives have been met. Payment shall be subject to and made in accordance with the Navigant Consulting, Inc. Annual Incentive Plan, as may be amended from time to time (but in no event shall the annual bonus be paid later than March 15th of the calendar year immediately following the year in which such compensation is earned).

(d) Long-Term Incentive Compensation During the Employment Term, the Executive will be eligible to receive long-term incentive compensation based upon the Executive’s and the Company’s achievement of performance goals or objectives established by the Committee. The Committee shall have the sole discretion to determine the amount and terms of any long-term incentive compensation and whether the performance goals and objectives applicable to any long-term incentive compensation have been met.

(e) Legal Fees. The Company shall reimburse the Executive for any legal fees and expenses incurred by the Executive in connection with the review of this Agreement and any documents ancillary thereto, in an amount not to exceed $15,000.

(f) Employee Benefits and Perquisites. During the Employment Term, the Executive will be entitled to receive all benefits and perquisites of employment generally available to other members of the Company’s senior executive management, upon her satisfaction of the eligibility or participation criteria therefore. The Company reserves the right to modify employee benefits and perquisites at its discretion.

(g) Reimbursement of Business Expenses. The Company shall pay or reimburse the Executive during the Employment Term or thereafter, in accordance with its normal policies and practices, for all reasonable business expenses incurred by the Executive during the Employment Term in connection with the performance of her obligations hereunder. The Executive shall produce accounts and vouchers or other reasonable evidence of expenses incurred or payments made by the Executive, all in accordance with the Company’s regular procedures in effect from time to time and in form suitable to establish the validity and deductibility of such expenses for tax purposes.

(h) Withholding Taxes. There shall be deducted and withheld from the Base Salary and all other compensation payable to the Executive during or for the Employment Term any and all amounts required to be deducted or withheld under the provisions of any statute, regulation, ordinance or order.

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6. Obligations of the Executive During and After Employment.

(a) The Executive acknowledges and agrees that solely by virtue of her employment by, and relationship with, the Company, she will acquire “Confidential Information,” as defined in subparagraph (vii) below, as well as special knowledge of the Company’s business and its relationships with its clients and employees, and that, but for her association with the Company, the Executive will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (1) that the Company has long term relationships with its clients and employees, and that those relationships were developed at great expense and difficulty to the Company over several years of close and continuing involvement; (2) that the Company’s relationships with its clients and employees are and will continue to be valuable, special and unique assets of the Company and (3) that the Company has the following protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor: Company-specific information concerning revenues, costs, margins, marketing strategies, employees, compensation systems, employee benefits, corporate development plans and opportunities, financial, accounting and corporate governance systems, and concepts, ideas, and other matters not generally known to the public. The Company acknowledges and agrees that such protectable interests do not include information properly in the public domain, or the generalized knowledge, skills and know-how possessed by the Executive, whether as a result of her employment or otherwise. In return for the consideration described in this Agreement, the Executive hereby represents, warrants and covenants as follows:

(i) The Executive has executed and delivered this Agreement as her free and voluntary act, after having determined that the provisions contained herein are of a material benefit to her, and that the duties and obligations imposed on her hereunder are fair and reasonable and will not prevent her from earning a comparable livelihood following the termination of her employment with the Company;

(ii) The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative if she so chooses;

(iii) The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound;

(iv) The Executive agrees that, during the time of her employment with the Company and for a period of one year after termination of the Executive’s employment for any reason whatsoever or for no reason, whether voluntary or involuntary, the Executive will not, except on behalf of the Company, anywhere in North America or in any other place or venue where the Company or any affiliate, subsidiary or division thereof now conducts or operates, or may conduct or operate, its business prior to the date of the Executive’s termination of employment:

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(a) directly or indirectly, contact, solicit or direct any person, firm, corporation, association, or other entity to contact or solicit, any of the Company’s clients or prospective clients (as they are hereinafter defined) for the purpose of selling or distributing or attempting to sell or distribute, any products and/or services in competition with the Company to its clients. In addition, the Executive will not disclose the identity of any such clients or prospective clients, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, except to the extent (1) required by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (2) such disclosure is necessary to perform properly the Executive’s duties under this Agreement or to comply with this Agreement;

(b) directly or indirectly, solicit on her own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company’s employees to terminate employment with the Company; and

(c) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Company’s competitors (as hereinafter defined);

(v) The scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if the Executive becomes employed by another employer, she shall be required to disclose the existence of this Paragraph 6 to such employer and the Executive hereby consents to and the Company is hereby given permission to disclose the existence of this Paragraph 6 to such employer;

(vi) For purposes of this Paragraph 6, “client” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Company or is or was doing business with the Company within the 12-month period immediately preceding termination of the Executive’s employment. For purposes of this Paragraph 6, “prospective client” shall be defined as any person, firm, corporation, association, or entity contacted or solicited in writing by the Company or that contacted the Company within the 12-month period immediately preceding the termination of the Executive’s employment for the purpose of having such persons, firms, corporations, associations, or entities become a client of the Company. For purposes of this Paragraph 6, the Company’s competitors shall include any business that provides consulting services in actual and substantial competition with the Company, including but not limited to FTI Consulting, Inc. Charles River Associates, Inc., Huron Consulting Group, Inc., Berkeley Research Group, Duff and Phelps Corporation, and any successors to these companies;

(vii) Both during her employment and thereafter she will not, for any reason whatsoever, use for herself or disclose to any person not employed by the Company any “Confidential Information” of the Company acquired by the Executive during her relationship with the Company, except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical, or in other media,

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available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) in the Executive’s reasonable judgment, is required to be disclosed in order to perform properly the Executive’s duties under this Agreement. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with the Company and further agrees not to use Confidential Information for her own private use or commercial purposes. The Executive agrees that “Confidential Information” includes but is not limited to: (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Company; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, client lists, or documents of the Company; (3) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at some time in the future, and whether pertaining to current or future developments, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include information properly in the public domain, or the generalized knowledge, skills and know-how possessed by the Executive, whether as a result of her employment or otherwise;

(viii) During her employment, the Executive will not remove from the Company’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings, or other similar documents containing Confidential Information, including copies thereof, whether prepared by her or others, except as her duties under this Agreement shall require, and in such cases, will promptly return such items to the Company. Upon termination of her employment with the Company, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Company immediately;

(ix) All ideas, inventions, designs, processes, discoveries, enhancements, plans, writings, and other developments or improvements (the “Inventions”) conceived by the Executive, alone or with others, during the term of her employment, whether or not during working hours, that are within the scope of the Executive’s business operations or that relate to any of the Company’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Company), are the sole and exclusive property of the Company. The Executive further agrees that (1) she will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights she has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of and without charge to the Company and without cost to the Executive, the Executive will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and

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desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, pursuant to the Employee Patent Act, Illinois Public Act 83-493, the Company hereby notifies the Executive that the provisions of this subparagraph (ix) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Executive for the Company;

(x) All client lists, supplier lists, and client and supplier information are and shall remain the exclusive property of the Company, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Company or the Executive. The Executive also agrees to furnish to the Company on demand at any time during her employment, and upon the termination of her employment, any records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Company’s business, including originals and copies thereof;

(xi) The Executive may become aware of “material” nonpublic information relating to clients whose stock is publicly traded. The Executive acknowledges that she is prohibited by law as well as by Company policy from trading in the shares of such clients while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this subparagraph (xi), “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded clients. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.

(b) Remedy for Breach. The Executive agrees that in the event of a material breach or threatened material breach of any of the covenants contained in this Paragraph 6, the Company will have the right and remedy to have such covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any material breach of any of the covenants will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(c) Blue-Penciling. The Executive acknowledges and agrees that the noncompetition and nonsolicitation provisions contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company. Nevertheless, if any court or arbitrator determines that any of said noncompetition and other restrictive covenants and agreements, or any part thereof, is unenforceable because of the duration or geographic scope of such provision or otherwise, such court or arbitrator will have the power to reduce the duration, geographic scope or other scope of such provision, as the

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case may be, and, in its reduced form, such provision will then be enforceable to the maximum extent permitted by applicable law.

7. Termination of Employment.

(a) Termination as a Result of Death or Disability. The Executive’s employment with the Company shall terminate automatically upon the Executive’s death during the Employment Term. If the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of “Disability” set forth below), the Company may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Company (the “Disability Effective Date”), provided that, within the 30 days after receipt of notice, the Executive shall not have returned to substantial performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for 120 consecutive days, or a total of 180 days in any 12-month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician jointly selected by the Company and the Executive or the Executive’s legal representative, or, if the parties cannot agree on the selection of such physician then each shall choose a physician and the two physicians shall jointly select a physician to make such binding determination.

(b) Termination by the Company for Cause. The Company may terminate the Executive’s employment during the Employment Term for Cause at any time upon written notice from the Company specifying such Cause and the expiration of the cure period specified below, and thereafter, the Company’s obligations hereunder (other than the obligation to pay any accrued salary or benefit) shall cease and terminate; provided, however, that such written notice shall not be delivered until after the Company shall have given the Executive written notice specifying the conduct alleged to have constituted such Cause. The Executive shall have 30 days to cure the matters specified in the notice delivered by the Board (to the extent that such matters are curable). For purposes of this Agreement, “Cause” shall mean the Executive’s willful misconduct, dishonesty or other willful actions (or willful failures to act) which are materially and demonstrably injurious to the Company, or a material breach by the Executive of one or more terms of this Agreement, which shall include the Executive’s habitual neglect of the material duties required of her under this Agreement. For purposes of this Paragraph, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In addition, Executive’s employment shall be deemed to have terminated for Cause if, within six months after the date of Executive’s Separation from Service (as hereinafter defined), based on facts and circumstances discovered after the Executive’s employment has terminated, the Board determines in good faith after appropriate investigation that the Executive committed an act during the Employment Term that would have justified a termination for Cause.

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(c) Termination by the Executive for Good Reason. The Executive’s employment with the Company may be terminated by the Executive for Good Reason upon written notice from the Executive specifying such Good Reason and the expiration of the cure period specified below; provided, however, that such written notice shall not be delivered until after the Executive shall have given the Company written notice specifying the conduct alleged to have constituted such Good Reason which notice shall be provided within 90 days of the initial existence of the circumstances constituting Good Reason. The Company shall have 30 days to cure the matters specified in the notice delivered to the Board and, if uncured, the Executive must terminate her employment with the Company within six (6) months after the initial existence of the circumstances constituting Good Reason in order for such termination to be considered to be for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without the express written consent of the Executive: (1) a material diminution in the Executive’s Base Salary (excluding a reduction in compensation similarly affecting all or substantially all of the Company’s executive officers); (2) the removal by the Company of the Executive’s title of Executive Vice President and Chief Financial Officer or a change such that the Executive no longer reports to the Chief Executive Officer; (3) a material diminution in the Executive’s authority, duties or responsibilities; (4) relocation of Executive’s base office to an office that is more than 50 miles from Executive’s base office prior to such relocation; or (5) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(d) Termination by the Company Other Than for Cause or Disability or Termination by the Executive Without Good Reason. The Executive’s employment with the Company may be terminated on written notice at any time during the Employment Term by the Company other than for Cause or Disability or by the Executive without Good Reason.

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) specifies the termination date (which date shall be not more than 45 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

8. Obligations of the Company upon Termination of Employment. Except as otherwise delayed pursuant to Paragraph 11 relating to the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to Specified Employees (as defined herein), the following provisions shall apply:

(a) Termination by the Company Other Than for Cause, Death or Disability or by the Executive for Good Reason. If, during the Employment Term, the Executive incurs a

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“Separation from Service” within the meaning of Section 409A of the Code (a “Separation from Service”) by reason of (i) the Company’s termination of the Executive’s employment other than for Cause, death or Disability or (ii) the Executive’s resignation from employment for Good Reason, then:

(1) the Company shall pay to the Executive in a lump sum in cash within sixty (60) days after the date of Separation from Service (or, in the event any amounts due cannot be determined within this period, as soon thereafter as is practicable in accordance with U.S. Treasury Regulation § 1.409A-3(d), relating to administrative delays) and subject to the Executive’s execution and non-revocation of a General Release and Waiver Agreement in a form reasonably acceptable to the Company (“General Release and Waiver Agreement”), an amount equal to 1.0 times the sum of (i) the Executive’s then current Base Salary (which, in the case of termination by Executive for Good Reason pursuant to clause (1) of Paragraph 7(c) above, shall be the Base Salary in effect immediately prior to the reduction in Base Salary giving rise to the right to terminate for Good Reason pursuant to such clause) plus (ii) the average of her annual bonuses for the three most recently completed years (or such shorter period if employed for less than three years) prior to the date of Separation from Service or Executive’s target bonus amount if the Executive’s Separation from Service takes place prior to date on which Executive is eligible to receive her first annual bonus hereunder;

(2) the Company shall pay to the Executive, (i) to the extent earned but not yet paid, her annual bonus for the year preceding the year in which the date of Separation from Service occurs in an amount determined by the Committee and subject to the terms and conditions of the Company’s annual bonus or incentive plan as then in effect and (ii) a prorated annual bonus for the year in which Separation from Service occurs, each payable in a lump sum in cash within sixty (60) days after the date of Separation from Service (or as soon thereafter as is practicable, but in no event later than the March 15th occurring immediately following the year in which such Separation from Service occurs). The prorated annual bonus shall be determined based on an estimate of the Company and individual performance against the applicable performance goals for the period before the date of Separation from Service, as determined by the Committee, and the terms and conditions of the Company’s annual bonus or incentive plan as then in effect, and prorated to reflect the number of days out of 365 during which the Executive was employed by Company during the year of the Separation from Service, including the date of Separation from Service; provided that the estimate of Company performance for the period before the date of Separation from Service shall be reconciled with actual performance after the year of Separation from Service and the Committee shall make any necessary adjustment in the amount payable; provided, further, in the event of any underpayment/overpayment based on such reconciliation, the Company shall promptly pay to the Executive the amount of any underpayment or the Executive shall promptly pay to the Company the amount of any overpayment, as the case may be;

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(3) the Company shall pay to the Executive after the date of Separation from Service on a monthly basis an amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation coverage premium for such month, at the same level and cost to the Executive as immediately preceding the date of Separation from Service, under the Company group medical plan in which she participated immediately preceding the date of Separation from Service, less the amount of the Executive’s portion of such monthly premium as in effect immediately preceding the date of Separation from Service, until the earlier of (A) 12 months after the date of Separation from Service; or (B) the Executive and her family have become eligible for substantially similar healthcare coverage or become entitled to Medicare coverage; and

(4) The provisions of this subparagraph 8(a) shall not affect any rights of the Executive under the Company’s benefit plans or programs.

(b) Termination due to Death or Disability of the Executive. If, during the Employment Term, the Executive incurs a Separation from Service by reason of (i) the Executive’s death, or (ii) the Company’s termination of the Executive’s employment due to the Executive’s Disability, then the Company shall pay to the Executive, (1) to the extent earned but not yet paid, her annual bonus for the year preceding the year in which the date of Separation from Service occurs in an amount determined by the Committee and subject to the terms and conditions of the Company’s annual bonus or incentive plan as then in effect and (2) a prorated annual bonus for the year in which Separation from Service occurs, each payable in a lump sum in cash within sixty (60) days after the date of Separation from Service (or as soon thereafter as is practicable, but in no event later than the March 15th occurring immediately following the year in which such Separation from Service occurs). The prorated annual bonus shall be determined based on an estimate of the Company and individual performance against the applicable performance goals for the period before the date of Separation from Service, as determined by the Committee, and the terms and conditions of the Company’s annual bonus or incentive plan as then in effect, and prorated to reflect the number of days out of 365 during which the Executive was employed by Company during the year of the Separation from Service, including the date of Separation from Service; provided that the estimate of Company performance for the period before the date of Separation from Service shall be reconciled with actual performance after the year of Separation from Service and the Committee shall make any necessary adjustment in the amount payable; provided, further, in the event of any underpayment/overpayment based on such reconciliation, the Company shall promptly pay to the Executive the amount of any underpayment or the Executive shall promptly pay to the Company the amount of any overpayment, as the case may be.

(c) Termination by the Company for Cause or by the Executive other than for Good Reason. If, during the Employment Term, the Executive incurs a Separation from Service by reason of (i) the Company’s termination of the Executive’s employment for Cause, or (ii) the Executive’s resignation, excluding a resignation by her for Good Reason, then the Company shall have no further obligation to the Executive other than the obligation to pay to the Executive (A) her Base Salary through the date of Separation from Service and (B) any other compensation and benefits due to the Executive in accordance with this Agreement or any other plan or arrangement, in each case to the extent theretofore unpaid.

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(d) Termination following Change of Control. If (i) during the one-year period following a Change of Control, the Executive incurs a Separation from Service by reason of (1) the Company’s termination of the Executive’s employment other than for Cause, death or Disability or (2) the Executive’s resignation from employment for Good Reason, or (ii) during the six-month period preceding a Change of Control, the Company terminates the Executive’s employment other than for Cause, death or Disability, in anticipation of a Change of Control transaction that the Board is actively considering at the time of such termination of employment and that is ultimately consummated, then:

(1) the Company shall pay to the Executive in a lump sum in cash within sixty (60) days after the date of Separation from Service (or, in the event any amounts due cannot be determined within this period, as soon thereafter as is practicable in accordance with U.S. Treasury Regulation § 1.409A-3(d), relating to administrative delay) and subject to the Executive’s execution and non-revocation of a General Release and Waiver Agreement, an amount equal to two times the sum of (a) the Executive’s Base Salary as of the date of the Change of Control (which, in the case of termination by Executive for Good Reason pursuant to clause (1) of Paragraph 7(c) above, shall be the Base Salary in effect immediately prior to the reduction in Base Salary giving rise to the right to terminate for Good Reason pursuant to such clause) plus (b) the average of her annual bonuses for the three most recently completed years (or such shorter period if employed for less than three years) prior to the date of the Change of Control or Executive’s target bonus amount if the Executive’s Separation from Service takes place prior to the date on which Executive is eligible to receive her first annual bonus hereunder; provided that, if the Company terminates the Executive’s employment, other than for Cause, death or Disability, in anticipation of a Change of Control transaction that the Board is actively considering, payments shall be made under Paragraph 8(a) above within sixty (60) days after the date of Separation from Service and the additional one (1.0) times payment provided for under this Paragraph 8(d)(1) shall be made within sixty (60) days after the date the Change of Control is ultimately consummated;

(2) the Company shall pay to the Executive, to the extent earned but not yet paid, her annual bonus for the year preceding the year in which the date of Separation from Service occurred in an amount determined by the Committee and subject to the terms and conditions of the Company’s annual bonus or incentive plan as then in effect, payable in a lump sum in cash within sixty (60) days after the date of Separation from Service (or as soon thereafter as is practicable, but in no event later than the March 15th occurring immediately following the year in which such Separation from Service occurs);

(3) the Company shall pay to the Executive a prorated annual bonus for the year in which termination occurs, payable in a lump sum in cash within sixty (60) days after the date of Separation from Service (or as soon thereafter as is practicable, but in no event later than the March 15th occurring immediately following the year in which such Separation from Service occurs) based on an estimate of Company and individual performance against the applicable performance goals for the period before the date of Separation from Service, as determined by the Committee, and the terms

Lucinda M. Baier

and conditions of the Company’s annual bonus or incentive plan as then in effect, and prorated to reflect the number of days out of 365 during which the Executive was employed by Company during the year the Separation from Service occurred, including the date of Separation from Service; provided that the estimate of Company performance for the period before the date of Separation from Service shall be reconciled with actual performance after the year of Separation from Service and the Committee shall make any necessary adjustment in the amount payable; provided, further in the event of an underpayment/overpayment based on such reconciliation, the Company shall promptly pay to the Executive the amount of any underpayment or the Executive shall promptly pay to the Company the amount of any overpayment, as the case may be;

(4) the Company shall pay to the Executive after the date of Separation from Service on a monthly basis an amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation coverage premium for such month, at the same level and cost to the Executive as immediately preceding the date of Separation from Service, under the Company group medical plan in which she participated immediately preceding the date of Separation from Service, less the amount of the Executive’s portion of such monthly premium as in effect immediately preceding the date of Separation from Service, until the earlier of (A) 12 months after the date of Separation from Service; or (B) the Executive and her family have become eligible for other substantially similar healthcare coverage or become entitled to Medicare coverage;

(5) the provisions of this Paragraph 8(d) shall not affect any rights of the Executive under the Company’s benefit plans or programs;

(6) the payments and benefits under this Paragraph 8(d) shall be in lieu of any payments and benefits under Paragraphs 8(a) or (b) above and any payments or benefits received pursuant to Paragraphs 8(a) or (b) shall reduce the payments and benefits provided for under this Paragraph 8(d);

(7) For the purpose of this Agreement, a “Change of Control” shall have been deemed to have occurred if at any time during the Employment Term:

(i) the Company sells or otherwise disposes in an arms length transaction assets of the Company having a fair market value of at least 60% of the fair market value of the total assets of the Company and its subsidiaries on a consolidated basis, or the Company sells or otherwise disposes of a majority of the equity ownership or voting control of any member of any corporation or other entity holding substantially all of the assets of the Company, in a single transaction or series of related transactions; or

(ii) acquisition by (A) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) or (B) two or more Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the shares of Common Stock

Lucinda M. Baier

outstanding immediately after such acquisition (the “Company Common Stock”) or (2) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors outstanding immediately after such acquisition (the “Company Voting Securities”); provided, however, that for purposes of this subparagraph (ii) the following acquisitions of securities shall not constitute or be included when determining whether there has been a Change of Control: (1) any acquisition by the Company, or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(iii) consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of the assets of another corporation by the Company (in each case, a “Business Combination”), unless, following any such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Company Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Company Voting Securities outstanding, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(e) No Mitigation or Offset. Payments and benefits under Paragraphs 7 and 8 shall not be subject to mitigation or offset for compensation or benefits received due to future employment obtained by the Executive.

(f) Other Benefits Upon Termination. Subject to the foregoing, the Executive’s participation in (if any) and rights under (if any) any Company employee benefit plans and programs upon and after any termination of the Executive’s employment by either party for any or no reason (including without limitation under the LTIP and any award agreement(s) executed thereunder) will be governed by the terms and conditions of those plans and programs (as in effect or amended from time to time).

Lucinda M. Baier

(g) Release. Notwithstanding anything herein to the contrary, the payments and benefits under Paragraph 8 shall only be payable if the Executive (or her estate or legal representative in the event such payments and benefits are payable as a result of Executive’s death) executes and delivers to the Company, and does not revoke, a General Release and Waiver Agreement, which releases the Company, its subsidiaries, affiliates, officers, directors, employees, agents, benefit plans, fiduciaries and their insurers, successors, and assigns of any and all claims of the Executive under this Agreement or related to or arising out of the Executive’s employment hereunder, occurring up to the release date, which the Company shall present to the Executive within twenty-one (21) calendar days after the date of Executive’s Separation from Service. Payment of the amounts described in Paragraph 8 shall commence no earlier than eight (8) days following the date on which the Executive (or her estate or legal representative, as the case may be) delivers to the Company (and does not revoke) an executed and enforceable General Release and Waiver Agreement as described herein. To the extent any payment conditioned on the Executive’s execution of a release constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code , if the date of Executive’s Separation from Service occurs in one taxable year and the sixty (60) days payment period of Paragraphs 8(a), (b) and (c) above ends in a second taxable year, the Company shall make payments in the second taxable year, subject to this Paragraph 8(g).

9. Golden Parachute Provision.

In the event that in the opinion of tax counsel selected by the Executive and compensated by the Company (“Executive’s Tax Counsel”), a payment or benefit received or to be received by the Executive following her Separation from Service (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any of its subsidiaries, affiliates or divisions) (collectively, with the payments provided for in the foregoing provisions of Paragraph 8, the “Post Termination Payments”) would be subject to excise tax (in whole or in part) as a result of Section 280G of the Code, and as a result of such excise tax, the net amount of Post Termination Payments retained by the Executive (taking into account federal and state income taxes and such excise tax) would be less than the net amount of Post Termination Payments retained by the Executive (taking into account federal and state income taxes) if the Post Termination Payments were reduced or eliminated as described in this Paragraph 9, then the Post Termination Payments shall be reduced or eliminated until no portion of the Post Termination Payments is subject to excise tax, or the Post Termination Payments are reduced to zero. For purposes of this limitation (i) no portion of the Post Termination Payments the receipt or enjoyment of which the Executive shall have waived in writing prior to the date of payment following termination of the Post Termination Payments shall be taken into account, (ii) no portion of the Post Termination Payments shall be taken into account which in the opinion of Executive’s Tax Counsel does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, (iii) the Post Termination Payments shall be reduced only to the extent necessary so that the Post Termination Payments (other than those referred to in clauses (i) and (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to excise tax, in the opinion of Executive’s Tax Counsel, and (iv) the value of any non-cash benefit and all deferred payments and benefits included in the Post Termination Payments shall be determined by the mutual agreement of the Company and the Executive in accordance with the principles of

Lucinda M. Baier

Sections 280G(d)(3) and (4) of the Code. In the event that the Post Termination Payments shall be reduced pursuant to this Paragraph, then such reduced payment shall be determined by reducing the Post Termination Payments otherwise payable to the Executive in the following order: (i) by reducing the cash severance payment due under Paragraph 8; (ii) by eliminating the acceleration of vesting of any stock options (and if there is more than one option award so outstanding, then the acceleration of the vesting of the stock option with the highest exercise price shall be reduced first and so on); and (iii) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to the Executive by the Company (and if there be more than one such award held by the Executive, by reducing the awards in the reverse order of the date of their award, with the oldest award reduced first and the most-recently awarded reduced last).

10. Governing Law; Arbitration; Jurisdiction; Attorneys’ Fees.

This Agreement is made and entered into and will be governed by and interpreted in accordance with the laws of and before the courts of the State of Illinois. The Company and the Executive agree that any dispute regarding this Agreement that cannot be resolved amicably by the parties, will be submitted to arbitration within 60 days of the date the dispute arose and will be resolved in accordance with Employment Arbitration Rules of the American Arbitration Association then in effect. The arbitrator will be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association. Any arbitration will be held in Chicago, Illinois and the arbitrator will apply Illinois law. Judgment upon any award rendered by the arbitrator will be final and binding and may be entered in any court of competent jurisdiction. The Company will have the absolute right to seek equitable remedies in any state court of competent jurisdiction in the State of Illinois, County of Cook, or in a United States District Court in the State of Illinois pursuant to Paragraph 6(b) hereof. The parties shall be responsible for their own costs and expenses under this Paragraph 10; provided, however, all costs, fees and expenses (including reasonable attorneys’ fees associated with such arbitration and court action to enforce judgment upon any award made by an arbitrator) shall be borne by the Company if the Executive prevails.

11. Section 409A of the Code.

(a) This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and any installment paid to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.

Lucinda M. Baier

(b) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i) If the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), then no such payment shall be made during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death, if the earlier making of such payment would result in tax penalties being imposed on the Executive under Section 409A of the Code. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid, with interest at the rate of 5% per annum, to the Executive on the first business day following the date that is six months following the Separation Date or, if earlier, the date of the Executive’s death.

(ii) Payments with respect to reimbursements of all expenses pursuant to this Agreement shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefit to provided, in any other calendar year and the Executive’s right to such reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

The Executive hereby agrees that the Company may, without further consent from the Executive, make any and all changes to this Agreement as may be necessary or appropriate to avoid the imposition of penalties on the Executive pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to the Executive of the payments and benefits to, or otherwise adversely affecting the rights of, the Executive under this Agreement.

12. Miscellaneous.

(a) Entire Agreement. This Agreement (and any Restricted Stock Unit Award Agreement executed pursuant to the LTIP) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, regarding the subject matter hereof between the parties hereto. Except as otherwise provided for in Paragraphs 6(c), 11 or 12(e) of this Agreement, this Agreement shall not be modified or amended, except by a written agreement signed by the parties hereto.

(b) Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy with confirmation of receipt, or mail:

Lucinda M. Baier

(i)	to the Company:

Navigant Consulting, Inc.

Attn: Chief Executive Officer

30 S. Wacker Drive, Suite 3550

Chicago, Illinois 60606

(ii)	to the Executive:

Lucinda M. Baier

547 North Mayflower Road

Lake Forest, Illinois 60045

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

(c) Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that she is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA Excise Taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if she has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to her cessation of employment with the Company, and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by her in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request, for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses.

Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Paragraph 12(c) above that indemnification of the Executive is proper because she has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

Lucinda M. Baier

The Company agrees to maintain during the Employment Term and thereafter one or more directors’ and officers’ liability insurance policies covering the Executive with the same terms and aggregate limits of liability as apply to the Company’s other senior executive officers.

(d) Successors. This Agreement is personal to the Executive and without the prior written consent of the Company it shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable against the Executive’s legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render such provision valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one or more of the provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions will not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

(f) Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which taken together will constitute a single instrument.

(signature page follows)

Lucinda M. Baier

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Lucinda M. Baier
Lucinda M. Baier

Navigant Consulting, Inc.

By:	/s/ Julie M. Howard
Julie M. Howard
Chief Executive Officer

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